For more information: Marc Olin Chief Financial Officer EFI 650-357-3500	Investor Relations: JoAnn Horne Market Street Partners 415-445-3235

EFI Reports Fourth Quarter and Full Year 2018 Results

Fremont, Calif. - January 30, 2019 - Electronics For Imaging, Inc. (Nasdaq: EFII), a world leader in customer-focused digital printing innovation, today announced its results for the fourth quarter and year ended December 31, 2018.

For the three months ended December 31, 2018, the Company reported revenue of $256.9 million, down 5% compared to $269.2 million for the same period in 2017. GAAP net loss was $3.1 million compared to GAAP net loss of $26.3 million for the same period in 2017 or $(0.07) per diluted share compared to $(0.58) per diluted share for the same period in 2017. Non-GAAP net income was $20.5 million, down 14% compared to $24.0 million for the same period in 2017 or $0.46 per diluted share, down 12% compared to $0.52 per diluted share for the same period in 2017. Cash flow from operating activities was $33.4 million, 162% of non-GAAP net income compared to $8.9 million, 37% of non-GAAP net income during the same period in 2017.

For the year ended December 31, 2018, the Company reported revenue of $1.02 billion, up 2% compared to $993.3 million in for the year ended December 31, 2017. GAAP net loss was $1.0 million compared to GAAP net loss of $15.3 million for 2017 or $(0.02) per diluted share compared to $(0.33) per diluted share for 2017. Non-GAAP net income was $82.9 million, down 18% compared to $100.7 million or $1.83 per diluted share, down 14% compared to $2.14 per diluted share for 2017. Cash flow from operating activities for the year ended December 31, 2018 was $83.5 million, 101% of non-GAAP net income compared to $51.3 million, 51% of non-GAAP net income for 2017.

“After spending last week at our Connect User Conference meeting passionate customers who shared how critical our products are in enabling their businesses, my enthusiasm regarding EFI’s opportunity has only increased,” said Bill Muir, CEO of EFI.  “At the same time, these conversations reinforce the need to improve execution, evolve our go-to-market strategy and accelerate innovation to help drive our customers’ success.  To that end, we have recently launched initiatives that will create value for both our customers and EFI.  These steps include a thorough supply chain review to identify cost savings, value stream mapping exercises to analyze our R&D process and identify waste, and a comprehensive assessment of our go-to-market approach.  These are just the first in a series of initiatives we will implement over the coming months.   While the benefits won’t be reflected in our results until late in the year, I am confident we have the right strategy in place to match EFI’s technological expertise with the superior execution that will delight our customers,” concluded Muir.

Conference Call
EFI will discuss the Company’s financial results by conference call at 5:00 pm ET/2:00 pm PT today. Instructions for listening to the conference call over the Web are available on the Investor Relations portion of EFI’s website at www.efi.com.

About EFI
EFI™ is a global technology company, based in Silicon Valley, and is leading the worldwide transformation from analog to digital imaging. We are passionate about fueling customer success with products that increase competitiveness and boost productivity. To do that, we develop breakthrough technologies for the manufacturing of signage, packaging, textiles, ceramic tiles, and personalized documents, with a wide range of printers, inks, digital front ends, and a comprehensive business and production workflow suite that transforms and streamlines the entire production process. (www.efi.com)

Safe Harbor for Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact including words such as “accelerate”. “address”, “ahead”, “anticipate”, “believe”, “consider”, “continue”, “develop”, "drive", “estimate”, “expect”, “further”, "initiative", "intend", “look”, “plan”, “progress” and "will" and statements in the future tense are forward looking statements. The statements in this press release that could be deemed forward-looking statements include statements regarding EFI’s strategy, plans, expectations regarding its revenue growth, introduction of new products, product portfolio, productivity, future opportunities for EFI and its customers, demand for products, the CEO transition, and any statements or assumptions underlying any of the foregoing.
Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results. Potential risks and uncertainties include, but are not necessarily limited to, intense competition in each of our businesses, including competition from products developed by EFI’s customers; our ability to remediate the material weaknesses identified in EFI’s internal control over financial reporting; the uncertainty of the outcome of the pending securities lawsuits against EFI; unforeseen expenses; fluctuations in currency exchange rates; the difficulty of aligning expense levels with revenue; management’s ability to forecast revenues, expenses and earnings; our ability to successfully integrate acquired businesses; changes in the mix of products sold; the uncertainty of market acceptance of new product introductions; challenge of managing asset levels, including inventory and variations in inventory levels; the uncertainty of continued success in technological advances; the challenges of obtaining timely, efficient and quality product manufacturing and supply of components; any world-wide financial and economic difficulties and downturns; adverse tax-related matters such as tax audits, changes in our effective tax rate or new tax legislative proposals; the unpredictability of development schedules and commercialization of products by the leading printer manufacturers and declines or delays in demand for our related products; the impact of changing consumer preferences on demand for our textile products; litigation involving intellectual property rights or other related matters; the uncertainty regarding the amount and timing of future share repurchases by EFI and the origin of funds used for such repurchases; the market prices of EFI's common stock prior to, during and after the share repurchases; and any other risk factors that may be included from time to time in the Company’s SEC reports.
The statements in this press release are made as of the date of this press release and are subject to revision until the Company will have filed its Annual Report on Form 10-K for the year ended December 31, 2018. EFI undertakes no obligation to update information contained in this press release. Amounts are subject to rounding.
For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Risk Factors” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at www.efi.com.
Impact of the Tax Cuts and Jobs Act of 2017
In December 2017, the Tax Cuts and Jobs Act, which has wide-ranging impacts on EFI including, but not limited to, a Deemed Repatriation Transition Tax and the revaluation of U.S. deferred tax assets and liabilities, was enacted. We recorded a $27.4 million charge in the fourth quarter of 2017 as a provisional estimate related to the aforementioned items. In the first quarter of 2018, we also recorded an additional $1.2 million charge related to the state tax impact associated with the Deemed Repatriation Transition Tax. In the third quarter of 2018, we recorded a benefit of $0.7 million, consisting of an additional U.S. tax charge of $0.4 million and a reduction of the anticipated state tax charge of $1.1 million. In the fourth quarter of 2018, we have recorded a benefit of $0.3 million related to the remeasurement of our U.S. deferred tax assets and liabilities as a result of the filing of our 2017 U.S. federal tax return. The SEC staff issued Staff Accounting Bulletin (“SAB”) 118, which allows companies to record a provisional estimate of the income tax effects in the quarter in which it can make reasonable estimates of the effects of the new law, and our adjustments will be finalized with the filing of our Form 10-K.
Use of Non-GAAP Financial Information
To supplement our condensed consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use non-GAAP measures of net income, operating income, and earnings per diluted share that are GAAP net income or GAAP net loss, GAAP operating income, and GAAP earnings per diluted share adjusted to exclude certain costs, expenses, and gains. A reconciliation of the adjustments to GAAP results for the three months and year ended December 31, 2018 and 2017 is provided below. In addition, an explanation of how management uses non-GAAP financial information to evaluate its business, the substance behind management's decision to use this non-GAAP financial information, the material limitations associated with the use of non-GAAP financial information, the manner in which management compensates for those limitations, and the substantive reasons management believes that this non-GAAP financial information provides useful information to investors is included under "About our Non-GAAP Net Income and Adjustments" after the tables below.

Our non-GAAP measures, including ex-currency are not in accordance with or an alternative to GAAP and may be materially different from other non-GAAP measures, including similarly titled non-GAAP measures, used by other companies. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, revenue, gross profit, operating expenses, net income or earnings per diluted share prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. We expect to continue to incur expenses of a nature similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP net income and non-GAAP earnings per diluted share should not be construed as an inference that these costs are unusual, infrequent, or non-recurring.

Electronics For Imaging, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$256,949	$269,163	$1,015,021	$993,260
Cost of revenue	131,590	140,946	516,448	486,804
Gross profit	125,359	128,217	498,573	506,456
Operating expenses:
Research and development	40,240	39,157	159,941	157,358
Sales and marketing	46,050	44,679	183,498	173,697
General and administrative	19,483	25,714	76,576	92,953
Amortization of identified intangibles	10,490	12,510	45,291	47,339
Restructuring and other	3,104	2,141	13,581	7,562
Total operating expenses	119,367	124,201	478,887	478,909
Income from operations	5,992	4,016	19,686	27,547
Interest expense	(5,430)	(4,967)	(20,169)	(19,505)
Interest income and other income, net	334	1,286	1,604	4,088
Income before income taxes	896	335	1,121	12,130
Provision for income taxes	3,960	26,680	2,092	27,475
Net loss	$(3,064)	$(26,345)	$(971)	$(15,345)

Diluted Earnings Per Share
Net loss per diluted common share	$(0.07)	$(0.58)	$(0.02)	$(0.33)
Shares used in diluted per-share calculation	43,583	45,805	44,429	46,281

Electronics For Imaging, Inc.
Reconciliation of GAAP Net Loss to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	Ex-Currency 2018	2018	2017	Ex-Currency 2018
Net loss	$(3,064)	$(26,345)	$(3,064)	$(971)	$(15,345)	$(971)
Cost of revenue related to fair value inventory adjustments	19	123	19	50	1,383	50
Ex-currency adjustment	—	—	631	—	—	1,209
Stock based compensation – Cost of revenue	1,055	576	1,055	3,770	2,561	3,770
Stock based compensation – Research and development	3,520	1,621	3,520	13,037	9,177	13,037
Stock based compensation – Sales and marketing	2,193	1,407	2,193	8,960	6,583	8,960
Stock based compensation – General and administrative	8,035	387	8,035	19,514	8,211	19,514
Amortization of intangible assets	10,490	12,510	10,490	45,291	47,339	45,291
Restructuring and other	3,104	2,140	3,104	13,581	7,562	13,581
General and administrative:
Acquisition-related transaction costs	262	237	262	1,193	2,057	1,193
Changes in fair value of contingent consideration	(9,626)	4,285	(9,626)	(21,486)	6,472	(21,486)
Revenue recognition accounting review costs and litigation and other settlements	316	1,776	316	1,987	6,878	1,987
Asset impairment charges	527	880	527	527	880	527
Interest income and other income (expense), net:
Non-cash interest expense related to our convertible notes	3,914	3,338	3,914	14,203	13,051	14,203
Foreign exchange fluctuation related to contingent consideration	—	4	—	8	49	8
Loss on investments	634	—	634	634	—	634
Balance sheet currency remeasurement impact	—	—	(65)	—	—	(1,710)
Tax effect of non-GAAP adjustments	(854)	21,054	(961)	(17,362)	3,853	(17,268)
Non-GAAP net income	$20,525	$23,993	$20,984	$82,936	$100,711	$82,529

Non-GAAP net income per diluted common share	$0.46	$0.52	$0.47	$1.83	$2.14	$1.82
Shares used in diluted per share calculation	44,528	46,345	44,528	45,307	47,066	45,307

Electronics For Imaging, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$309,052	$170,345
Short-term investments	102,349	148,697
Accounts receivable, net of allowances of $32.3 million and $32.2 million, respectively	241,841	244,416
Inventories	134,348	125,813
Income taxes receivable	4,926	4,565
Assets held for sale	2,800	4,200
Other current assets	44,623	41,799
Total current assets	839,939	739,835
Property and equipment, net	77,613	98,762
Restricted cash equivalents	39,809	32,531
Goodwill	390,109	403,278
Intangible assets, net	74,722	123,008
Deferred tax assets	39,449	45,083
Other assets	37,393	15,504
Total assets	$1,499,034	$1,458,001
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$148,587	$123,935
Accrued and other liabilities	79,323	98,090
Deferred revenue	60,547	55,833
Convertible senior notes, net – current	334,274	—
Income taxes payable	5,077	5,309
Total current liabilities	627,808	283,167
Convertible senior notes, net – non-current	118,688	318,957
Imputed financing obligation related to build-to-suit lease	—	13,944
Noncurrent contingent and other liabilities	7,179	28,801
Deferred tax liabilities	3,770	11,652
Noncurrent income taxes payable	15,481	20,169
Total liabilities	772,926	676,690
Total stockholders’ equity	726,108	781,311
Total liabilities and stockholders’ equity	$1,499,034	$1,458,001

Electronics For Imaging, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(971)	$(15,345)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	65,557	65,647
Deferred taxes	(11,381)	8,753
Provision for bad debts and sales-related allowances	7,034	12,416
Provision for inventory obsolescence	6,016	6,312
Stock-based compensation, net of cash settlements	45,281	26,532
Contingent consideration payments related to businesses acquired	(22,185)	(5,906)
Non-cash accretion of interest expense on convertible notes and imputed financing obligation	15,239	14,981
Other non-cash charges and credits	1,230	9,598
Net change in derivative assets and liabilities	(2,286)	2,938
Changes in operating assets and liabilities, net of effect of acquired business	(20,029)	(74,631)
Net cash provided by operating activities	83,505	51,295
Cash flows from investing activities:
Purchases of short-term investments	—	(87,623)
Proceeds from sales and maturities of short-term investments	46,624	233,633
Purchases of restricted cash investments*	—	5,115
Purchases, net of proceeds from sales, of property and equipment	(12,290)	(13,754)
Proceeds from sale of held-for-sale building and land	1,130	—
Businesses and technology purchased, net of cash acquired and dispositions	697	(29,559)
Net cash provided by investing activities*	36,161	107,812
Cash flows from financing activities:
Proceeds from issuance of convertible senior notes	150,000	—
Debt issuance costs	(3,750)	—
Proceeds from issuance of common stock	10,522	12,074
Purchases of treasury stock and net share settlements	(113,510)	(101,844)
Repayment of acquisition-related debt	(11,209)	(11,094)
Contingent consideration payments related to businesses acquired	(2,503)	(25,018)
Repayment of short-term obligations	(754)	—
Net cash provided by (used for) financing activities	28,796	(125,882)
Effect of foreign exchange rate changes on cash and cash equivalents	(2,477)	4,196
Increase (decrease) in cash and cash equivalents*	145,985	37,421
Cash, cash equivalents, and restricted cash at beginning of year*	202,876	165,455
Cash, cash equivalents, and restricted cash at end of year*	$348,861	$202,876

*Restricted Cash. ASU 2016-18, Statement of Cash Flows: Restricted Cash, which we adopted in Q1 2018, requires that the statement of cash flows explain the change in cash, cash equivalents, and restricted cash equivalents. Therefore, restricted cash equivalents are included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown above. This presentation is required to be presented retrospectively to prior periods.

Electronics For Imaging, Inc.
Revenue by Operating Segment and Geographic Area
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue by Operating Segment
Industrial Inkjet	$154,014	$162,802	$607,559	$570,688
Productivity Software	42,445	45,269	168,284	156,561
Fiery	60,490	61,092	239,178	266,011
Total	$256,949	$269,163	$1,015,021	$993,260

Revenue by Geographic Area
Americas	$128,650	$134,571	$502,820	$487,968
EMEA	93,844	94,975	364,908	369,610
APAC	34,455	39,617	147,293	135,682
Total	$256,949	$269,163	$1,015,021	$993,260

Revenue Ex-Currency Adjustment	$4,288	$(7,346)	$(11,579)	$(5,694)
Total	$261,237	$261,817	$1,003,442	$987,566

About our Non-GAAP Net Income and Adjustments

Use of Non-GAAP Financial Information
To supplement our condensed consolidated financial results prepared in accordance with GAAP, we use non-GAAP measures of net income and earnings per diluted share that are GAAP net income or GAAP net loss, and GAAP earnings per diluted share adjusted to exclude certain costs, expenses, gains, and losses.
We believe that the presentation of non-GAAP net income, non-GAAP operating income, and non-GAAP earnings per diluted share provides important supplemental information regarding certain costs, expenses, gains, and significant items that we believe are important to understanding financial and business trends relating to our financial condition and results of operations. Non-GAAP net income, non-GAAP operating income, and non-GAAP earnings per diluted share are among the primary indicators used by management as a basis for planning and forecasting future periods and by management and our Board of Directors to determine whether our operating performance has met specified targets and thresholds. Management uses non-GAAP net income, non-GAAP operating income, and non-GAAP earnings per diluted share when evaluating operating performance because it believes the exclusion of the items described below, for which the amounts and/or timing may vary significantly depending on our activities and other factors, facilitates comparability of our operating performance from period to period. We have chosen to provide this information to investors so they can analyze our operating results in the same way that management does and use this information in their assessment of our business and the valuation of our Company.

Use and Economic Substance of Non-GAAP Financial Measures
We compute non-GAAP net income, non-GAAP operating income, and non-GAAP earnings per diluted share by adjusting GAAP net income or GAAP net loss, non-GAAP operating income, and GAAP earnings per diluted share to remove the impact of amortization of intangible assets, stock-based compensation expense, restructuring and other expenses, acquisition-related transaction costs, costs to integrate such acquisitions into our business, incremental cost of revenue due to the fair value adjustment to inventories acquired in business acquisitions, changes in the fair value of contingent consideration including the related foreign exchange fluctuation impact, revenue recognition and accounting review costs, litigation and other settlements and non-cash interest expense related to our $345 million of 0.75% convertible senior notes and $150 million of 2.25% convertible senior notes (“Notes”). We use a constant non-GAAP tax rate of 19%, which we believe reflects the long-term average tax rate based on our international structure and geographic distribution of revenue and profit.

Ex-Currency. To better understand trends in our business, we believe it is helpful to adjust our statement of operations to exclude the impact of year-over-year changes in the translation of foreign currencies into U.S. dollars. This is a non-GAAP measure that is calculated by adjusting revenue, gross profit, and operating expenses by using historical exchange rates in effect during the comparable prior year period and removing the balance sheet currency re-measurement impact from interest income and other income, net of expenses, including removal of any hedging gains and losses. We refer to these adjustments as “ex-currency”. Management believes the ex-currency measures provide investors with an additional perspective on year-over-year financial trends and enables investors to analyze our operating results in the same way management does. The year-over-year currency impact can be determined as the difference between year-over-year actual growth rates and year-over-year ex-currency growth rates.
These excluded items are described below:

◦
Cost of revenue related to fair value adjustment of the Free Flow Print Server business (“FFPS”). Inventory acquired in an acquisition must be recorded at fair value rather than historical cost in accordance with ASC 805, Business Combinations. The fair value of FFPS inventory reflects the manufacturing cost plus a portion of the expected gross profit. In 2017, we adjusted our cost of revenue to reflect the expected gross profit that was included in the inventory valuation under ASC 805. We believe this adjustment is useful to investors to understand the gross profit trends of our ongoing business.

◦	Amortization of intangible assets. Intangible assets acquired to date are being amortized on a straight-line basis.

About our Non-GAAP Net Income and Adjustments

◦	Stock-based compensation expense recognized in accordance with ASC 718, Stock Compensation.

◦	Restructuring and other consists of:

•	Restructuring charges incurred as we consolidate the number and size of our facilities and reduce the size of our workforce.

•
Integration-related expenses were $1.1 and $4.3 million for the three months and year ended December 31, 2018, respectively, and $1.2 and $2.2 million for the year ended December 31, 2017, respectively. We have made numerous acquisitions in recent years, which have required significant information technology investment to integrate them into our business.

◦
Acquisition-related transaction costs associated with businesses acquired during the periods reported and anticipated transactions of $0.3 and $1.2 million for the three months and year ended December 31, 2018, respectively, and $0.2 and $2.1 million for the three months and year ended December 31, 2017, respectively.

◦
Changes in fair value of contingent consideration. Our management determined that we should analyze the total return provided by the investment when evaluating operating results of an acquired entity. The total return consists of operating profit generated from the acquired entity compared to the purchase price paid, including the final amounts paid for contingent consideration without considering any post-acquisition adjustments related to changes in the fair value of the contingent consideration. Because our management believes the final purchase price paid for the acquisition reflects the accounting value assigned to both contingent consideration and to the intangible assets, we exclude the GAAP impact of any adjustments to the fair value of acquisition-related contingent consideration from the operating results of an acquisition in subsequent periods, including the related foreign exchange fluctuation impact. We believe this approach is useful in understanding the long-term return provided by our acquisitions and that investors benefit from a supplemental non-GAAP financial measure that excludes the impact of this adjustment.

◦
Revenue recognition accounting review costs and litigation and other settlements. As described in “Item 9A, Controls and Procedures” of our annual report on Form 10-K, for the year ended December 31, 2017, as amended, our management concluded that we had material weaknesses in our internal control over financial reporting as of December 31, 2017 related to revenue recognition practices and the valuation of certain textile digital inkjet printer inventories. Therefore, we did not maintain effective internal control over financial reporting or effective disclosure controls and procedures, both of which are requirements of the Securities Exchange Act of 1934, as of that date. We have also incurred costs from time to time settling litigation and other matters. The review of our revenue recognition practices has required that we expend significant management time and incur significant accounting, legal, and other expenses, along with litigation and other settlements, which totaled $0.3 and $2.0 million during the three months and year ended December 31, 2018, and $1.8 and $6.9 million for the three months and year ended December 31, 2017, respectively.

◦
Asset impairment charges. Our management approved a plan to sell approximately 31.5 acres of land and the related buildings (“facility”) located in Meredith, New Hampshire during the fourth quarter of 2017. Assets previously recorded within property and equipment, net were reclassified to assets-held-for sale within other current assets on our Condensed Consolidated Balance Sheets as of December 31, 2018 and 2017. As of December 31, 2017, we estimated the fair value of the facility based on the expected sales proceeds, less cost to sell, was less than the carrying amount of the assets. As a result, an impairment loss of approximate $0.9 million was recognized for the three and twelve months ended December 31, 2017.

We recorded asset impairment charges of $0.5 million in the year ended December 31, 2018 representing an additional impairment on our held-for-sale asset in Meredith, New Hampshire and equipment that is no longer in use or recoverable.

About our Non-GAAP Net Income and Adjustments

◦
Non-cash interest expense on our convertible notes. Our Notes may be settled in cash on conversion. We are required to separately account for the liability (debt) and equity (conversion option) components of the Notes in a manner that reflects our non-convertible debt borrowing rate. Accordingly, for GAAP purposes, we are required to amortize a debt discount equal to the fair value of the conversion option as interest expense on our Notes.

◦
Loss on Investments. During the fourth quarter of 2018, we recognized $0.6 million loss on available-for-sale short-term investments that we intend to sell in 2019 and which we determined to be other-than-temporarily impaired per the accounting guidance.

◦
Tax effect of non-GAAP adjustments. We use a constant non-GAAP tax rate of 19%, which we believe reflects the long-term average tax rate based on our international structure and geographic distribution of revenue and profit. The long-term average tax rate is calculated in accordance with the principles of ASC 740, Income Taxes, to estimate the non-GAAP income tax provision in each jurisdiction in which we operate after excluding the tax effect of the non-GAAP items described above, and $(0.3), $(0.7), $1.2 and $27.4 million of tax charges (benefits) recognized in Q4 18, Q3 18, Q1 18, and Q4 17, respectively, as a result of the 2017 Tax Act, which was enacted on December 22, 2017.